Exhibit 10.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made as of the 2nd day of April, 2021 (the “Effective Date”), by and between Medovex Corp., a Nevada corporation (the “Contributor”) and Medovex, LLC, a Delaware limited liability company (the “Company”).

Background

The Contributor owns certain personal property that the Company believes would be useful for or in the conduct of its business. This Agreement contemplates a transaction (the “Transaction”) in which the Contributor will assign and contribute such personal property and related rights, constituting all of the tangible assets of the Contributor relating to the DenerveX© rotational ablation denervation device (the “DenerveX Device”) to the Company in exchange for the Consideration described herein.

Operative Terms

The parties, intending to be legally bound, agree as follows:

1. Contribution and Assignment of Contributed Assets.

(a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, the Contributor hereby contributes, assigns and conveys to the Company all right, title and interest in and to all physical assets of the Contributor relating to the DenerveX Device identified on Exhibit A to this Agreement (collectively, the “Contributed Assets”).

(b) For the avoidance of doubt, the Contributed Assets shall not include, and Contributor retains all right, title and interest in and to, any intangible assets of the Contributor relating to the DenerveX Device, including any and all Intellectual Property Rights associated with the DenerveX Device. As used herein, “Intellectual Property Rights” means all (i) patents and any and all reissues, divisions, continuations, renewals, re-examinations, extensions and continuations-in-part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how and technical data; (iii) copyrights, mask works, copyright registrations, mask work registrations, and applications therefor in any country, and all other rights corresponding thereto throughout the world; (iv) all fictional business names, trademarks, trading names, service marks, trade dress, trade names, logos, internet domain names and company names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (v) other proprietary rights in technology, including software (in source code and object code), algorithms, architecture, structure, display screens, layouts, application programming interfaces and other components of and works embodied in the software (including any audio or visual content or screen displays in the user interface), databases, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, anywhere in the world, and all updates, upgrades, corrections, modifications, translations, releases, versions and derivative works and improvements of each of the foregoing items; (vi) other intellectual property rights and (vii) any applications, registrations, provisional applications or other filings for, or to obtain, protect, perfect, or secure any of the foregoing, anywhere in the world.

(c) The parties further agree that the Contributed Assets shall not include the Contributor’s rights or obligations under that certain Contract for Distribution Center and Logistics Services dated July 14, 2018, between TCB – Technology Consult Berlin GmbH (“TCB”) and the Contributor (as amended, the “TCB Contract”). No later than thirty (30) days after the date hereof, the Company shall cause any Contributed Assets held for storage by TCB pursuant to the TCB Contract to be removed and transported to another location not governed by the TCB Contract of the Company’s choosing.

2. Consideration for Contributed Assets.

(a) As consideration for the Contributed Assets, the Company shall issue to Contributor (i) the secured convertible promissory note in the original principal amount of $140,000 payable to the Contributor (the “Seller Note”) and (ii) 400,000 Class B Units of the Company to the Contributor (the “Exchange Units” and collectively with the Seller Note, the “Consideration”).

(b) In its receipt of the Contributed Assets, the Company hereby assumes any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise directly and solely related to the Contributed Assets.

3. Closing; Further Assurances.

(a) Closing. The closing of the contribution of the Contributed Assets shall take place on the Effective Date by electronic (i.e., email/PDF) or facsimile delivery of signature pages to the instruments and documents hereunder, with the exchange of original signatures by overnight mail (the “Closing”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no actions shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) Closing Deliveries of Contributor. Prior to or at the Closing, the Contributor shall deliver to the Company or shall cause to be delivered to the Company (i) all certificates representing the Assets, if any, and (ii) a counterpart signature page to the Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof, by and among the Company, the Contributor and other members signatory thereto.

(c) Closing Deliveries of Company. At the Closing, the Company shall deliver to the Contributor (i) the Seller Note, duly executed by the Company and (ii) evidence reasonably satisfactory to the Contributor that the Company has issued the Exchange Units to the Contributor and has recorded such issuance on its books and records.

(d) Further Assurances. Each party shall execute and deliver such instruments and other documents and take such other actions as may reasonably be requested by any other party in order to consummate or implement the Transaction.

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4. Representations and Warranties of Contributor. The Contributor represents and warrants to the Company that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement.

(a) Authority; Binding Obligation. The Contributor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Contributor has the full corporate power and authority to enter into this Agreement and to assume and perform its obligations under this Agreement and consummate the transactions contemplated hereby. The Contributor has duly executed and delivered this Agreement and (assuming the due execution and delivery of the other parties to this Agreement) this Agreement constitutes a valid and legally binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Title; No Liens. The Contributor has good and transferable title to the Contributed Assets, and the Contributor is the sole owner of such Contributed Assets. Neither the Contributor nor the Contributed Assets is subject to any pledge agreements, restriction agreements or other document or instrument which affects the title to the Assets in any way or manner whatsoever. Upon the consummation of the Transaction, the Contributed Assets will be conveyed to Company free and clear of any liens, claims or encumbrances of any third party whatsoever, provided that the parties acknowledge and confirm that the Contributed Assets relating to Nortech and test kit inventories in the United Kingdom are currently being held by third parties disputing the Contributor’s ownership of such assets. Following the Closing, the Company shall be permitted to engage with such third parties to resolve any such disputes in its discretion and obtain title to such assets.

5. Representations and Warranties of Company. The Company represents and warrants to the Contributor that the statements contained in this Section 5 are true, correct and complete as of the date of this Agreement:

(a) Authority; Binding Obligation. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has the full limited liability company power and authority to enter into this Agreement and to assume and perform its obligations under this Agreement and consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and (assuming the due execution and delivery of the other parties to this Agreement) this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Valid Issuance. The Exchange Units, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and fully paid membership interests of the Company.

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6. Miscellaneous.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of laws principles.

(b) Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the Transaction, and supersedes and terminates any prior agreements between the parties (written or oral) with respect to the subject matter hereof, including any letter of intent. This Agreement may be amended only by the execution and delivery of a written instrument signed by or on behalf of the Company and the Contributor.

(c) Assignability; Binding Effect. This Agreement may not be assigned by any party without the prior written consent of the other parties. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors, heirs, administrators and permitted assigns.

(d) Interpretation; Counterparts. The section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be signed in counterparts which when taken together shall constitute one agreement binding on all the parties notwithstanding that not all the parties are signatories to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic copy shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Whenever the singular form is used in this Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

(e) Survival. All warranties, representations, and covenants made herein or in any certificate or other instrument delivered by the parties hereto under this Agreement shall be considered to have been relied upon and shall survive the Closing.

(f) Bulk Transfer Act. The parties hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code, or any similar law as enacted in any jurisdiction, to the extent that it may be applicable to the transactions contemplated hereby.

(g) Tax Treatment. For income tax purposes, the Company and the Contributor hereby acknowledge and agree that (i) immediately prior to the admission of Contributor as a member of the Company, the Company was treated as a “disregarded entity” (within the meaning of Treasury Regulations Section 301.7701-2(c)) for income tax purposes, and (ii) the transactions described herein shall be treated for income tax purposes under Situation 1 of Revenue Ruling 99-5 (1999-1 C.B. 434) as a sale by Contributor of a portion of the Contributed Assets for a purchase price equal to the original principal balance of the Seller Note and as a contribution by Contributor to the Company of the remaining portion of the Contributed Assets in exchange for the Exchange Units in a tax-free transaction under Section 721 of the Internal Revenue Code of 1986, as amended.

(h) Transfer Taxes. All transfer, sales, use, excise, realty transfer, controlling interest, documentary stamp and other such taxes and fees (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated in this Agreement (regardless of the Person on whom such taxes are imposed by applicable law) shall be paid by the Company when due, and the Company will, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes, and if required by applicable law, the Company will join in the execution of any such tax returns.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

Contributor:

MEDOVEX, CORP., a Nevada corporation

By:
Name:
Title:

Company:

MEDOVEX, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Contribution Agreement

Exhibit A

Contributed Assets

●	Manufacturing Moulds (Nortech)

●	Manufacturing testing equipment (Nortech or Medovex)

●	BOM

●	Current and historic drawings

●	Current inventory

●	Spare Parts (Nortech)

●	Controllers held in the USA and Europe

●	Controllers held at distributors/customers to the extent owned and controlled by H-Cyte

●	Test Kit inventories (UK)

●	All marketing literature and conference assets

●	All marketing and labelling artwork

●	All Sales distributor agreements and Sales consultant agreements

●	All manufacturing agreements

●	Any QC/QM agreements

●	Transfer of Grand Avenue licence